Exhibit 99.1

NEWS RELEASE For Further Information Contact:

Donald R. Head, Chairman

Capital Title Group, Inc.

(480) 624-4200

FOR IMMEDIATE RELEASE Rudy R. Miller, Chairman

The Miller Group

Investor Relations for the Company

(602) 225-0504

ctgi@themillergroup.net

CAPITAL TITLE GROUP FULL YEAR 2004 REVENUE

REACHES RECORD LEVEL OF $290.9 MILLION

4th Quarter Record Revenue of $80.7 Million

PHOENIX, ARIZONA, February 22, 2005 -- Capital Title Group, Inc. (Nasdaq: CTGI) - listed number 21 in FORTUNE'S 100 Fastest Growing Companies in America - is a national provider of title, appraisal and other transaction services to the real estate and mortgage lending industries.

For the full-year 2004, the company reported a record level of revenue at $290.9 million - a growth rate of 16.2% - compared to revenue of $250.2 million for the full-year 2003. Earnings attributable to common stock for 2004 was $14.2 million or $0.64 per diluted share compared to earnings attributable to common stock for the year 2003 of $15.2 million or $0.77 per diluted share. Record revenue in 2004 reflects the benefit of acquisitions that were both accretive to earnings and established a national footprint for the company.

Fourth quarter revenue climbed to $80.7 million -- a growth rate of 55.3% - compared to revenue of $52.0 million for the corresponding 2003 fourth quarter. Earnings attributable to common stock for the three-month period was $3.4 million or $0.15 per diluted share compared to $1.2 million or $0.06 per diluted share in the comparable 2003 three-month period.

Commenting on the results for the year, Donald R. Head, chairman of the board, president and chief executive officer, stated, "2004 was an extremely successful year for Capital Title. Our acquisition of Nationwide Appraisal in May 2004 placed us in the national market and provided a material expansion for revenue diversification that was part of our 2004 growth strategy. The

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successful integration of our multiple acquisitions during the year, and our approach to bundled products and services, combined to set us apart in terms of 2004 revenue growth from our national peer group of companies."

Head added, "Our accomplishments during 2004 are evident in our excellent fourth quarter performance where revenue increased approximately fifty-five percent and net income results were fourteen-cents per common share this year compared to six-cents in the prior year fourth quarter, traditionally a soft quarter in our industry. The increase in our average revenue per closed order reflects a business mix in favor of residential resale transactions, which typically garner higher revenue per order, while the decrease in our closed order count for the year reflects the decline in refinancing activity that on a national basis was down about 30 percent in 2004 compared to the all time high 2003 levels. The housing industry continues to show strength in 2005 bolstered by the mortgage rates that over the past several years have remained at low levels not seen in more than four decades.

"We have confidence the value we have placed in our approach to the bundling of multiple products and services to our clients, our management team's long-term experience within the industry and the Capital Title approach to client services will continue to enhance our growth opportunities in 2005," Head concluded.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, Nations Holding Group, New Century Title Company, NAC1031 Exchange Services, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Capital Title Insurance Company. The combined companies have in excess of 2,400 employees.

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Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenue	$ 80,721	$ 51,970	$ 290,876	$ 250,245
Expenses	74,473	49,340	265,198	222,792
Income before income taxes	6,248	2,630	25,678	27,453
Income tax expense	2,448	1,076	10,090	10,893
Net income	3,800	1,554	15,588	16,560
Dividends on preferred stock	353	353	1,405	1,401
Earnings attributable to common stocks	$ 3,447	$ 1,201	$ 14,183	$ 15,159
Net Income per common share: Basic Diluted	$ 0.16 $ 0.15	$ 0.07 $ 0.06	$ 0.70 $ 0.64	$ 0.84 $ 0.77
Weighted average number of common shares outstanding Basic	21,448,044	18,305,737	20,393,834	18,142,279
Diluted	23,675,491	20,161,964	22,258,012	19,755,104

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